Exhibit  I

                             to

                        Schedule  13G


One of the persons filing this statement is a parent holding company. The relevant subsidiary, American Express Financial
Corporation, a Delaware Corporation,is registered as an investment advisor under section 203 of the Investment Advisors Act of 1940.
IDS Extra Income Fund, a Minnesota Corporation, is registered as an investment company under section 8 of the Investment Company Act.
IDS Extra Income Fund is advised by American Express Financial Corporation.